Exhibit 99.3

SOUTHWEST COMMUNITY BANCORP

5810 El Camino Real

Carlsbad, California 92013

Telephone: (760) 918-2616

TO THE PARTICIPANTS OF THE SOUTHWEST COMMUNITY BANCORP 401(K) PLAN:

NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of Southwest Community Bancorp and the call of its Board of Directors, a Special Meeting of Shareholders (the “Meeting”) of Southwest Community Bancorp (the “Company”) will be held on Wednesday, May 31, 2006, for the purpose of considering and voting on the following matters:

1.	Agreement and Plan of Merger and Reorganization. To approve the principal terms of the Agreement and Plan of Merger and Reorganization, dated as of February 15, 2006, by and between the Company and Placer Sierra Bancshares (the “Merger Agreement”), pursuant to which the Company will be merged with and into Placer Sierra Bancshares (the “Merger”) and the shareholders of the Company will receive shares of Placer Sierra Bancshares’ common stock for their shares of the Company’s common stock, as described in the Joint Proxy Statement/Prospectus dated April , 2006, and the Merger Agreement attached thereto as Appendix A.

2.	Adjournments. To approve an adjournment or adjournments of the Special Meeting, if necessary, to solicit additional proxies in favor of the Merger and the Merger Agreement.

As a participant in the Company’s 401(k) Plan (the “401(k) Plan”), you are entitled to instruct the trustees of the 401(k) Plan (the “401(k) Plan Trustees”) how to vote the shares of common stock allocated to your individual account. Please carefully review the accompanying Joint Proxy Statement/Prospectus being distributed to the Company’s shareholders and complete the enclosed Voting Instruction. Please use the return envelope or return the Voting Instruction directly to a Plan Trustee.

Please contact a 401(k) Plan Trustee, Mr. Frank J. Mercardante or Mr. James L. Lemery, should you have any questions regarding the voting process or otherwise with respect to the proposed Merger.

Dated: April , 2006	BY ORDER OF THE 401(K) PLAN TRUSTEES

Frank J. Mercardante, Trustee

James L. Lemery, Trustee